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                    May 5, 2020

       Donald E. Brown
       Executive Vice President and Chief Financial Officer
       NiSource Inc.
       801 East 86th Avenue
       Merrillville, IN 46410

                                                        Re: NiSource Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-16189

       Dear Mr. Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation